Exhibit 99.1

Statement from BGC Partners Regarding FINRA Arbitration Panel

NEW YORK and LONDON– (July 10, 2014) — BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today released the following statement.

The Financial Industry Regulatory Authority (“FINRA”) Arbitration Panel in the matter involving Tullett Prebon plc (“Tullett”), BGC and certain others has issued its award. Tullett was found to have breached its contract with the people who sold it Chapdelaine Corporate Securities & Co (many of whom now work for BGC) and is ordered to pay them over $6 million in damages. Tullett has also been found to have wrongly refused to pay expenses to one of its employees, who was awarded over $222,000.

BGC was found solely liable for approximately $13 million. Certain desk heads that moved to BGC have been found liable for a total of approximately $20 million. BGC expects the awards against these desk heads will be paid for by BGC. Tullett’s Management Reports show it has paid over $40 million in attorneys’ fees in this matter and a related New Jersey matter over the last two years.

“Tullett has spent more than it recovered, which was a waste of resources,” said Sean Windeatt, Chief Operating Officer of BGC Partners, Inc.

Tullett’s final position claimed over $214 million in damages, and in earlier positions Tullett had claimed over a billion dollars. It also sought punitive damages and findings against BGC executives, all of which were denied. In a separate FINRA judgment last year, Tullett’s claim of $16 million in damages against BGC was denied and Tullett was ordered to pay $380,000 to a group of brokers in that matter.

The FINRA award will not have a material financial effect on BGC, which had appropriately reserved for it.

BGC is pleased to put this arbitration behind it and remains focused on delivering outstanding services to its valued customers.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

CONTACTS

Media: Hannah Sloane 212-294-7938 Sarah Laufer 212-915-1008	Investors: Jason Chryssicas 212-915-1987 Jason McGruder 212-829-4988

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